Tuesday, June 24, 2008

Contacts:	Margaret K. Dorman	Shawn M. Housley
	Smith International, Inc.	W-H Energy Services, Inc.
	Chief Financial Officer	Director of Investor Relations
	(281) 443-3370	(713) 974-9071
SMITH INTERNATIONAL COMMENCES EXCHANGE
OFFER FOR W-H ENERGY SHARES
     HOUSTON, Texas (June 24, 2008)... Smith International, Inc. (“Smith”) (NYSE:SII) and W-H Energy Services, Inc. (“W-H”) (NYSE:WHQ) today announced that Smith has commenced an exchange offer (“Offer”) for all of the outstanding shares of W-H common stock pursuant to their previously announced definitive merger agreement dated June 3, 2008. Subject to the terms and conditions of the Offer, W-H shareholders who validly tender their shares may elect to receive $56.10 in cash and 0.48 shares of Smith common stock for each share of W-H common stock they tender in the exchange offer. Alternatively, W-H holders who validly tender their shares may elect to receive either (i) $93.55 in cash or (ii) 1.1990 shares of Smith stock, with holders making either of these elections subject to proration as described in the Offer documents.
     The exchange offer is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, July 22, 2008, unless extended. The terms and conditions of the Offer are described in the exchange offer documents, which will be mailed to W-H shareholders and filed with the Securities and Exchange Commission (“SEC”). Consummation of the transaction is subject to customary conditions.
     Smith today will file with the SEC a tender offer statement on Schedule TO setting forth in detail the terms of the Offer. W-H today will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of W-H’s board of directors that W-H’s shareholders tender their shares pursuant to the offer to exchange.

As previously announced, W-H’s board of directors unanimously recommended that the holders of the Shares accept the Offer and tender their shares pursuant to the Offer.
     Smith International, Inc. is a leading supplier of premium products and services to the oil and gas exploration and production industry through its four principal business units — M-I SWACO, Smith Technologies, Smith Services and Wilson.
     W-H Energy is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. W-H has operations in North America and select areas internationally.
     Certain comments contained herein are forward-looking in nature and are intended to constitute “forward-looking statements.” These forward-looking statements include, without limitation, statements regarding the consummation of the transaction, the expected closing date of the transaction, any other effect or benefit of the transaction and any other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. For a discussion of additional risks and uncertainties that could impact the companies’ results, review the Smith International, Inc. and the W-H Energy Services, Inc. Annual Reports on Form 10-K for the year ended December 31, 2007 and other filings with the SEC. These risks and uncertainties include the satisfaction of the conditions to consummate the proposed acquisition, changes in laws or regulations and other factors and uncertainties discussed from time to time in reports filed by the companies with the SEC.
     In connection with the exchange offer, Smith will today file a registration statement on Form S-4 and a tender offer statement on Schedule TO with the SEC and W-H will today file a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the exchange offer that should be read carefully before any decision is made with respect to the exchange offer. These materials will be made available to the shareholders of W-H Energy at no expense to them. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, www.sec.gov. In addition, such materials (and all other documents filed with the SEC) will be available free of charge at www.smith.com or

www.whes.com. You may also read and copy any reports, statements and other information filed by Smith or W-H Energy with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room. Copies of the Offer materials may also be obtained at no charge from, and questions with respect to the Offer may be directed to, MacKenzie Partners, Inc., the information agent for the Offer, toll-free at 1-800-322-2885.